Exhibit 9.1

BUSINESS AND ASSET PURCHASE AGREEMENT

BY AND AMONG

JET X AEROSPACE LLC

AN ILLINOIS LIMITED LIABILITY COMPANY

AND

ASI AVIATION, INC.

A NEVADA CORPORATION

AND THE

SELLER MEMBERS

Dated: March 25, 2021

BUSINESS AND ASSET PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated March 25, 2021 (the “Effective Date”), is entered into by and among Jet X Aerospace LLC, an Illinois limited liability company (“Seller” or “Company”), ASI Aviation, Inc., a Nevada Corporation (“Buyer”), and the Seller Members. Buyer, Seller and the Seller Members each are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller and Seller Members are in the business of selling and distributing new and used airplane equipment and related services (the “Business”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller,the Business.

C. Buyer, Seller and Seller Members desire to enter into this Agreement to effect the purchase and sale of the Business , pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency are hereby acknowledged, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS; RECITALS

1.1 Defined Terms. As used in this Agreement (including, without limitation, the preamble and Recitals set forth above), the capitalized terms set forth in Appendix I shall have the respective meanings specified therein. Capitalized terms used in this Agreement but not defined in Appendix I shall have the respective meanings specified herein.

1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated; (b) unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) the Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement; (h) any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor laws; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (k) the headings or captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement, nor affect its meaning, construction, or effect. The recitals and prefatory phrases and paragraphs set forth in this Agreement are hereby incorporated in full and made a part of this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of the Business.

(a) On the Closing Date, Seller agrees to sell, assign, transfer, convey and deliver to Buyer and Buyer agrees to accept and purchase from Seller, 100% of Seller’s right, title and interest in the Business, excluding the Excluded Assets (as defined in Section 2.1(b) below), that are owned, used or held for use in connection with, or required for the conduct of the Business, and such purchase and sale being deemed to be effective at the Closing Date. The assets of the Business, shall be specifically itemized in an exhibit to the Bill of Sale, Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit A, shall include, but not be limited to, the following:

(i) all tangible assets and properties owned, used or held for use by Seller (except personal property), including machinery and equipment, tools, furniture, office equipment, furnishings and fixtures and machinery a certain GMC Express truck and equipment under order or construction;

(ii) all Inventories owned, used or held for use by Seller in connection with the Business, as set forth on Exhibit A (Seller Assets);

(iii) all Receivables;

(iv) all credits, prepaid expenses, deferred charges, advance payments, security deposits and deposits owned, used or held for use by Seller;

(v) the cash on hand and prepaid expenses of Seller as of the Closing Date;

(v) all Intellectual Property of Seller;

(vi) all right, title and interest in and to any and all trade secrets, confidential and Proprietary Information, and know-how, including without limitation methods, processes, business plans, schematics, concepts, software and databases (including source code, object code and algorithms), customized application programs, end-user application programs, Seller-hosted software platforms, formulae, drawings, prototypes, models, designs, design methodologies, devices, technology, patents, if any, research and development and customer information and lists, technology, and processes, as well as any other information that may be deemed a trade secret under applicable law, whether or not in written form, which are owned, used, licensed, or otherwise controlled by Seller;

(vii) except for the Contracts identified as excluded contracts as set forth on Schedule 2.1(a)(vi) (the “Excluded Contracts”), any and all written or oral contracts, leases (including lease security deposits), licenses, agreements, arrangements, commitments, instruments or understandings pertaining to the Assets or the Business (the “Assumed Contracts”);

(viii) all Permits (to the extent that such Permits are transferable to Buyer);

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(ix) copies (including electronic copies) of all of Seller’s books, records, ledgers, files, documents (including originally executed copies of Assumed Contracts and Assumed Obligations), customer and supplier lists, correspondence, memoranda, forms, lists, plats, architectural plans, drawings and specifications, copies of documents evidencing Trade Names, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the employees, photographs, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, in each case, whether in hard copy, electronic or magnetic format;

(x) all rights or causes of action arising out of occurrences before or after the Closing Date, including third party warranties and guarantees and all related Claims, credits, rights of recovery and set-off and other similar contractual rights, as to third Persons held by or in favor of Seller;

(xi) all rights to insurance and condemnation proceeds relating to the damage, destruction, taking or other impairment of the Assets or the Business;

(xii) the corporate seals, minute books, stock transfer books, general ledger and other accounting records (except as otherwise provided herein), other records related exclusively to the corporate organization, existence or share capitalization of Seller, its affiliates, and subsidiaries (however, Buyer may make and keep copies of certain financial and other records obtained during its review of Seller’s books and records);

(xiii) all telephone numbers and email addresses of the Business;

(xiv) all other intangible property relating to the Business; and

(xv) all books, records, accounting software and copies all notes receivable of Seller, including work in progress.

(b) Excluded Assets. Anything to the contrary in Section 2.1(a) notwithstanding, the Assets of the Business shall exclude and Buyer shall not purchase:

(i) Seller’s or Seller Members’ personal effects and property;

(ii) the Excluded Liabilities, if any; and

(iii) any of the assets, properties, privileges, claims and rights, if any, identified on Schedule 2.1(b) (collectively, the “Excluded Assets”).

(c) Assumed Obligations. Seller shall assign, and Buyer shall assume and agree to discharge the following Liabilities and obligations (collectively, the “Assumed Obligations”) in respect of the Business:

(i) The Buyer shall assume Accounts Payables as mutually agreed, at time of Closing;

(ii) all obligations of Seller arising after the Closing Date under the Assumed Contracts, but only to the extent of the executory portions of such contracts that arise after the Closing Date;

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(iii) all obligations for utilities, including water, sewer, telephone, electricity and gas service, servicing the Business that relate to the provision of such after the Closing Date; and

(iv) all Accounts Payable as mutually agreed incurred prior to the Closing which selection will be limited to those specifically set forth on the list of Accounts Payable identified on Schedule 2.1(c)(iv) (the “Accounts Payable List”), or otherwise incurred in the Ordinary Course of Business prior to the Closing but not set forth on the Accounts Payable List because the corresponding invoice was not available as of the time the Accounts Payable List was delivered. Exception will be any account payable without a related account receivable as of date of Closing.

Except as set forth in this Section 2.1(c), it is the express intent of the Parties that all Liabilities or other obligations in respect of the Business or Assets be retained and satisfied by Seller, and that no such Liabilities or other obligations constitute Assumed Obligations.

(d) Excluded Liabilities. Notwithstanding anything to the contrary contained herein, Seller shall retain and not assign and Buyer shall not assume any debts, obligations or Liabilities of Seller not expressly assumed pursuant to Section 2.1(c). Not assumed liabilities are set forth on the attached list of excluded liabilities (the “Excluded Liabilities List”). The Excluded Liabilities shall include all Liabilities and obligations of Seller not specifically assumed pursuant to Section 2.1(c), regardless of any disclosure to Buyer, including the following:

(i) Revolving line of credit issued by Heartland Bank and Trust;

(ii) Heartland Bank and Trust Short term capital note;

(iii) Any and all Heartland Bank and Trust Current Liabilities and long term Liabilities;

(iv) Any and all Officer Loans payable to David Carver, Jason Carver and Demetri Xydas;

(v) all Liabilities of Seller to any employee or contractor of Seller (which shall include compensation, severance payments, accrued vacation, profit-sharing, 401(k) and similar contributions and any bonus and/or incentive payments);

(vi) all obligations or Liabilities (including Liabilities under ERISA or COBRA), in respect of any employee pension or benefit plan or program except to the extent that as such obligations and liabilities reflected in the Assumed Contracts or Assumed Obligations;

(vii) all obligations or Liabilities in respect of any employees, consultants, agents, contractors or advisors pursuant to any oral or written consulting, employment, agency, independent contractor, change in control, severance or similar agreement or arrangement, accrued sick leave or paid-time off obligations, except as such obligations and Liabilities (i) are reflected in the Assumed Contracts and relate to periods following the Closing Date, or (ii) are included in the Assumed Obligations;

All Excluded Liabilities shall be the responsibility of Seller, and Seller and the Seller Members agree to jointly and severally indemnify and hold Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses relating thereto.

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ARTICLE III
PURCHASE PRICE

3.1 Purchase Price.

(a) Purchase Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations and warranties of Seller herein contained, and in consideration of the sale, conveyance, transfer, delivery, execution and assumption of (i) the Business and its Assets, and (ii) the Assumed Obligations, Buyer agrees to pay to the Seller an aggregate purchase price of Three Million and 00/100 ($3,000,000.00) Dollars (the “Purchase Price”), which shall consist of:

i.	Nine Hundred Thousand and 00/100 ($900,000.00) Dollars in cash to be paid against Company Liabilities; specifically:

a.	Payment to Heartland Bank and Trust of up to $900,000 for the satisfaction and settlement in full of all loans, notes and other obligations in any form owed by Seller or its officers to Heartland Bank and Trust. Buyer will arrange for the payment of up to $900,000 to be made to Seller for the satisfaction of all loans to Heartland Bank and Trust at the Closing. Heartland Bank and Trust, Seller and Buyer shall, prior to the Closing Date, enter into an escrow agreement (the “Escrow Agreement”) which will require (i) Buyer to fund up to $900,000 of the Purchase Price into an escrow account (the “Escrow Account”) to be used to satisfy Heartland Bank and Trust and cause the release of liens against all collateral of Seller (the “Lien Release”) and the release of all guarantors.

ii.	Subject to current valuation from appraisal of Seller’s spare parts inventory in an amount greater than $2,800,000, such amount to be mutually agreed to by Buyer and the Seller Members, Buyer will issue to Seller or its designees its restricted common stock in the amount of 2,100,000 shares, as of the Closing Date. For purposes herein, each share of Buyer’s common stock shall be valued at $1.00 per share, the price at which Buyer has first offered its common stock for public sale in its Regulation A qualified offering made pursuant to the Securities Act of 1933, as amended. Buyer will accomplish a complete updated appraisal of Seller’s existing spare parts inventory.

iii.	Should Buyer not meet the conditions to closing per 9.1(h) by the Outside Date, Buyer may propose to modify this Article III, 3.1(a) i, a.b.c. and ii cash and stock ratio, and section 2.1(c) subject to mutual written agreement between Buyer and Seller. Without such agreed modification this agreement shall expire at the end of the Outside Date.

iv.	Employment contracts for the Seller Members to be mutually agreed to by Buyer, Seller and the Seller Members, such employment agreements to include:

a.	David Carver, Jayson Carver and Demetri Xydas will be employees of Jet X Aerospace LLC, for a 5-year term; with the Company having an additional option to maintain the employees for an additional 3-year term (total of 8 years) subject to financial results and individual performance and with the Company board of directors approval.

b.	David Carver, Jayson Carver and Demetri Xydas will each be paid $120,000.00 annually, paid on a biweekly schedule, subject to, the Company achieving a net annual profit of $1,000,000.

c.	Health Insurance for David Carver, Jayson Carver and Demetri Xydas that mirrors the coverage that Seller provides for the Seller Members as of the date of Closing.

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ARTICLE IV
Closing

4.1 Closing. The consummation of the transactions contemplated by this Business and Asset Purchase Agreement (the “Closing Date”), including the payment of the Purchase Price (as defined in Section 3.1(a)) and the transfer and sale of the Business along with the Assets pursuant to Section 2.1, shall take place within 30 days after execution of this Agreement, subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), in such manner, including electronic transfer of required deliveries, as agreed to by the Parties, upon the date and time agreed to by the Parties and shall be effective as of 12:01 a.m. CST on the Closing Date, or at such other time or place and on such other date as the Parties hereto shall agree in writing. All acts, deliveries and confirmations comprising the Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation required hereunder at the Closing, and none of such acts, deliveries or confirmations shall be effective unless and until the last of the same shall have occurred.

4.2 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) Documents of transfer and assignment, each duly executed by Seller, conveying to Buyer good and marketable title to all Business and all of its Assets, subject only to the Permitted Liens and the Assumed Obligations including, but not limited to the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

(b) An Intellectual Property Assignment Agreement, a form of which is attached as Exhibit B, signed by each Person who provided Intellectual Property to Seller (which Person has not previously assigned such Intellectual Property to Seller).

(c) A certificate of Seller’s Secretary dated as of the Closing Date certifying (i) that attached thereto is a true and complete copy of the certificate of formation of Seller as in effect on the date of such certificate, certified by the Secretary of State of the State of Illinois; (ii) that attached thereto is a true and complete copy of the operating agreement of Seller as in effect on the date of such certificate; (iii) that attached thereto is a true and complete copy of all resolutions duly adopted by the officers, directors and Seller Members of Seller (as applicable) authorizing the execution, delivery and performance of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect on the date of such certificate and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement and the other Acquisition Documents; (iv) that attached thereto is a good standing certificate of Seller issued by the Secretary of State of the State of Illinois dated not more than five (5) days before the Closing; and (v) to the incumbency and specimen signature of each officer of Seller executing this Agreement and the other Acquisition Documents, and a certification by another officer of Seller as to the incumbency of the officer signing the certificate referred to in this clause (c).

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(d) Such other instruments and documents as may reasonably be requested by Buyer to consummate the contemplated transactions and to vest Buyer with ownership of and title to the Assets, free and clear of all Encumbrances (other than the Permitted Liens), including such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel.

4.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller or to third party creditors as directed by Seller:

(a) All payments as per the Purchase Price (as defined in Section 3.1(a)) above;

(b) executed counterparts of each other Acquisition Documents to which Buyer or Seller is a party; and

(c) such other instruments, agreements and documents as may reasonably be requested by Seller.

4.4 Allocation. Within one hundred twenty (120) days after the Closing, Buyer shall provide Seller with an allocation of the Purchase Price (and any liabilities deemed assumed and other capitalized costs) among the Assets which allocation shall be acceptable to Seller (it being agreed that Seller shall not withhold approval unless such allocation either is not consistent with U.S. Applicable Law or reflective of fair market value of Assets). The parties shall file Internal Revenue Service Form 8594 with the IRS reflecting such allocation in accordance with Section 1060 of the Code, and shall assure that all federal, state, local and foreign Tax returns which they file reflect such allocation. Each party shall promptly provide the other party with any other information required to complete Internal Revenue Service Form 8594.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER MEMBERS

As an inducement to Buyer to enter into this Agreement, each of Seller and the Seller members, jointly and severally, hereby represents and warrants to Buyer on the date hereof and as of the Closing Date as follows in this Article V. The representations and warranties set forth in this Article V shall be unaffected by any investigation by Buyer, or the actual or imputed knowledge of Buyer, other than as specifically set forth in the disclosure schedules attached hereto.

5.1 Organization; Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. Seller has delivered to Buyer copies of the Organizational Documents presently in effect for Seller. Schedule 5.1 contains a true and complete list of all of the officers and directors of Seller. Seller is not in violation of any provision of its articles of organization, or bylaws (each as amended to date).

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5.2 Power; Authority. Seller has the full power and authority to (a) own and/or hold under lease its assets and properties, (b) carry on its business as currently conducted and as proposed to be conducted, and (c) execute and deliver this Agreement and the other Acquisition Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.3 Due Authorization. The execution and delivery by Seller of this Agreement and the other Acquisition Documents to which it is a party, (b) the performance by Seller of its obligations hereunder and thereunder, and (c) the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all necessary action by Seller, its managers, officers, and members, and each such authorization and approval remains in full force and effect.

5.4 Binding Obligations. This Agreement and the other Acquisition Documents to which Seller is a party have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms.

5.5 No Consents. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, Permit from any Governmental Authority or third party in order to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

5.6 Real Property. Schedule 5.6 lists and describes as of the date hereof all written leases, subleases, licenses, rental or occupancy agreements and other agreements (including all amendments) to lease, sublease, license or otherwise occupy or permit occupancy of, and describes all oral leases, subleases, licenses, rental or occupancy agreements pursuant to which Seller leases, subleases, licenses, or otherwise rents or occupies or has agreed to lease, sublease, license or otherwise occupy or permit occupancy of, any real property (each, a “Real Property Lease” and collectively, the “Leased Real Property”).

5.7 Assets. Seller has good, valid and marketable title to all of its properties and assets (whether real, personal, or mixed and whether tangible or intangible), and owns such free and clear of all Liens other than Permitted Liens. Seller has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens. All of Seller’s properties and assets have been maintained in accordance with good business practice and industry standards. Notwithstanding the foregoing, Buyer has had the opportunity to inspect the tangible personal assets of Seller, and accepts all such tangible personal assets, other than Inventory, “as-is”, where-is” and Seller provides no warranty regarding the condition or suitability for the purposes for which they are used or intended to be used. Except for the Excluded Assets, the Assets are the only properties and assets used or held for use in the Business.

5.8 Receivables. Schedule 5.8 contains an aged list of the Receivables showing separately those Receivables that as of such date had been outstanding for (a) thirty (30) days or less, (b) thirty-one (31) to sixty (60) days, (c) sixty-one (61) to ninety (90) days, and (d) more than ninety (90) days. Except for the Receivables, Seller has not made any loan or advance to any Person. All Receivables existing as of the date hereof arose, and as of the Closing will have arisen, from the provision of services to Persons not affiliated with Seller and in the Ordinary Course of Business and constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of setoff or other defenses or counterclaims. Except for the Receivables, Seller has not made any loan or advance to any Person.

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5.9 Intellectual Property. Schedule 5.9 sets forth a correct and complete list of all Intellectual Property used in Seller’s Business, including Patents, Trademarks, Trade Names, Domain Names, computer software, trade secrets (without extensive or revealing descriptions thereof), and copyrights, as well as all applications therefor, and all material unregistered Trademarks which are owned by Seller or used in the Business (the “Seller Intellectual Property Rights”).

5.10 Employee Benefit Plans and Contracts. There are no Plans, including any employee benefit plan maintained, established or sponsored by Seller, or which the Seller participates in or contributes to, which are subject to ERISA.

5.11 Employees; Labor Relations. Schedule 5.11 contains a true and complete list of all current employees, independent contractors and consultants of Seller.

5.12 Insurance; Sureties. Schedule 5.12 lists all insurance policies or binders of insurance issued in favor of Seller during the past five (5) years and sets forth a complete description of the nature and types of coverages provided, any deductibles and any unusual exclusions to coverage. Seller have delivered to Buyer true, correct and complete copies of all current insurance policies covering the Business and/or the Assets, all of which are in full force and effect. All premiums due and payable under all such policies have been paid and Seller is otherwise in full compliance with the terms of such policies.

5.13 Business Information. Schedule 5.13 sets forth accurate lists and summary descriptions of the following: (a) the name and address of each bank and other financial institution in which Seller currently maintains an account or, maintained an account at any time during the five (5) year period prior to the Closing Date (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto, (b) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of Seller, and (c) all names under which Seller has conducted any business during the last five (5) years.

5.14 Customers; Suppliers. Schedule 5.14 lists the customers of Seller (collectively, the “Major Customers”) and the suppliers of Seller (collectively, the “Major Suppliers”).

5.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller.

5.16 No Undisclosed Liabilities. Seller has no Liabilities or obligations which are material, individually or in the aggregate, which are not disclosed in the schedules to this Agreement or have otherwise been disclosed in writing to Seller, other than those incurred in the Ordinary Course of Business and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller and to the Seller Members on the date hereof and as of the Closing as follows:

6.1 Organization; Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

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6.2 Power; Authority. Buyer has the full corporate power and authority to (a) own or hold under lease its assets and properties, (b) carry on its business as currently conducted and as proposed to be conducted, and (c) execute and deliver this Agreement and the other Acquisition Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

6.3 Due Authorization. Each of (a) the execution and delivery by Buyer of this Agreement and the other Acquisition Documents, (b) the performance by Buyer of its obligations hereunder and thereunder, and (c) the consummation of the transactions contemplated hereby and thereby has been duly authorized and approved by all necessary corporate action by Buyer, its directors, officers, and stockholders.

6.4 Binding Obligations. This Agreement and the other Acquisition Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

6.5 No Consents. Buyer has satisfied and completed to give any notice to, make any filing with, or obtain any authorization, consent, Permit or approval of any Governmental Authority or third party in order to consummate the transactions contemplated by this Agreement and the other Acquisition Documents.

6.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.1 Further Assurances. At any time and from time to time (including after the Closing), the Parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records as may be reasonably requested, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records as may be reasonably requested, and (c) do all such further acts and things as the other party hereto may reasonable request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

7.2 Delivery of Property Received by Seller After Closing. Seller agree that it shall transfer or deliver to Buyer, promptly after the receipt thereof, any cash or other property which they receive, directly or indirectly, after the Closing Date in respect of the Business that belongs to Buyer.

7.3 Buyer Appointed Attorney for Seller. Seller, effective at the Closing Date, hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller, in the name of either Buyer or Seller (as Buyer shall determine in its sole discretion) but for the benefit of Buyer to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable.

7.4 Intellectual Property Matters. Seller will, at Buyer’s reasonable request, promptly perform all acts and execute all documents, irrevocable powers of attorney, certificates, affidavits, instruments and agreements, including instruments of assignment in forms suitable for recording with the United States Patent and Trademark Office, The United States Copyright Office or any corresponding foreign office or agency, requested by Buyer at any time to evidence, maintain, record, perfect, document or enforce Seller’s interest in the Seller Intellectual Property or otherwise in furtherance of the provisions of this Agreement and the transactions contemplated hereby.

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7.5 Company Name. Seller expressly agrees that, on and after the Closing Date, Seller shall not have any right, title or interest in any trade names, Trademarks, identifying logos or service marks employing the word “Jet X Aerospace LLC” or any variation thereof or any other Trademarks, service marks, product line names, trade dress or other Intellectual Property rights owned by Seller or confusingly similar thereto. Seller agrees that without the prior written consent of Buyer they will not (nor will any of their Affiliates) make any use of the word “Jet X Aerospace LLC” or any variation thereof from and after the Closing Date.

7.6 Access Codes and Combinations. Immediately following the Closing, Seller shall cooperate with and notify Buyer with regard to all source and access codes to computers and computer software that are owned or licensed by Seller, combinations to safe(s) used in the Business or otherwise owned by Seller, and the location of keys to safe deposit boxes used in the Business or leased by Seller, and keys to any vehicles owned or leased by Seller, if any.

7.7 Necessary Consents. Buyer shall use their reasonable best efforts to obtain, at its own expense, those authorizations, consents, orders and approvals of, and give those notices to and make all filings with, all Governmental Authorities and other Persons referenced in Sections 5.4, and 5.6 and those set forth in Schedules 5.4, and 5.6, as applicable, and such other authorizations, consents, orders, and approvals of, notices to and filings with Governmental Authorities that may be or become necessary or advisable for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby. Each Party shall cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Parties shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.

7.8 Release of Liens. At or prior to the Closing Date, Seller shall cause all Liens on the Assets (other than Permitted Liens) to be released and terminated. Seller shall provide to Buyer evidence of such release and termination of Liens, as reasonably requested by Buyer.

7.9 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, to cause the conditions to Closing set forth in Article IX hereof to be satisfied. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, each party to this Agreement shall take all such action.

7.10 Ordinary Course. From the Effective Date through the Closing Date, Seller and Seller Members shall carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with the Business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, maintain its properties and other assets in good working condition (normal wear and tear excepted), keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby

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ARTICLE VIII
SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of Seller and the Seller Members contained in this Agreement and the other Acquisition Documents shall survive the Closing until the first (1st) anniversary of the Closing Date, regardless of any investigation made by or on behalf of Buyer or the knowledge of any of Buyer’s Affiliates, officers, directors, employees, agents or representatives; provided, however, that the Core Representations shall survive indefinitely. Neither the period of survival nor the liability of Seller with respect to the representations and warranties of Seller hereunder shall be reduced by any investigation made at any time by or on behalf of Buyer, by any materials provided by Seller to Buyer in connection with Buyer’s due diligence investigation of Seller, or by any information disclosed in any Schedule hereto. If written notice of a claim has been given by Buyer to Seller prior to the expiration of the applicable representations and warranties as set forth in this Section 8.1, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

8.2 Indemnification by Seller and Seller Members. Buyer and its Affiliates, directors, officers, stockholders, employees, agents, successors and assigns (collectively, “Buyer Indemnified Parties”) shall be indemnified and held harmless by Seller and Seller Members, jointly and severally, from and against any and all Liabilities, losses, diminution in value, Taxes, damages, Claims, assessments, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Claim for damages brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

(a) the breach of any representation or warranty made by Seller contained in this Agreement or any of the other Acquisition Documents (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(b) the breach of any covenant or agreement made by Seller contained in this Agreement or any of the other Acquisition Documents;

(c) notwithstanding any disclosure in this Agreement (including, in any Schedules), and notwithstanding any specific indemnity provision in this Section 8.2, any Excluded Liability or Excluded Asset;

(d) notwithstanding any disclosure in this Agreement (including in any Schedule), any Claim arising from or related to the presence, generation, emission, storage, treatment, transport, or disposal of any Hazardous Substance from, to, at, on, at or under (i) Seller’s Leased Real Property prior to the Closing Date or (ii) any other real property that any Seller or any of its Affiliates directly or indirectly owns, leases or occupies or in respect of which such Person has any interest or contingent interest, whether prior to or after the Closing Date, and Liabilities arising under Environmental Requirements;

(e) any Taxes relating to the Seller in the conduct of Seller’s Business, including Taxes related to the transactions set forth in this Agreement and any failure of Seller to comply with so called “bulk sales” or “tax clearance” requirements applicable to the transactions contemplated hereby; and

(f) any action, suit or proceeding relating to the foregoing.

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To the extent that any of Seller’ or Seller Members’ undertakings set forth in this Section 8.2 may be unenforceable, Seller and Seller Members, severally and jointly, shall contribute the maximum amount that they are permitted to contribute under Applicable Law to the payment and satisfaction of all Losses described in this Section 8.2.

8.3 Indemnification by Buyer. Seller and Seller members shall be indemnified and held harmless by Buyer from and against any and all Losses actually suffered or incurred by Seller (including any Claim brought or otherwise initiated by Seller), arising out of or resulting from:

(a) the breach of any representation or warranty made by Buyer contained in this Agreement; or

(b) the breach of any covenant or agreement made by Buyer contained in this Agreement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Buyer. All obligations of Buyer under this Agreement are subject to the fulfillment (or waiver by Buyer), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Seller and Seller Members. The representations and warranties of Seller and Seller Members contained herein, shall be true and correct in all material respects (provided that any of such representations and warranties that are qualified as to materiality shall be true, correct and complete in all respects) as of the Closing Date.

(b) Performance of Seller’s Obligations. Seller shall have delivered all documents and agreements described in Section 4.2 and shall have otherwise performed in all material respects all obligations required under this Agreement, including under Section 7, by them on or prior to the Closing Date.

(c) Pending Proceedings. No statute, rule or regulation shall have been enacted, promulgated or be pending which prohibits the consummation of the transactions contemplated by this Agreement, and no injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or pending.

(d) No Material Adverse Effect. There shall not have occurred, nor shall there be reasonably expected to occur, any Material Adverse Effect.

(e) Due Diligence Review. Buyer shall have completed to its satisfaction its due diligence review of Seller and the Assets.

(f) Indebtedness. Other than with respect to all Indebtedness that will be settled and satisfied as a result of and at the time of the Closing, all Indebtedness of Seller shall have been satisfied and extinguished.

(g) Bank Settlement and Release. Seller and Heartland Bank and Trust shall have entered into a comprehensive settlement and release agreement pursuant to which Heartland Bank and Trust shall have agreed to cancel all Seller debt owed to it and related Liens and forever release Seller from any and all claims relating to such debt for consideration and payment received.

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(h) Bank Escrow Agreement. Seller and Buyer shall have entered into the Escrow Agreement pursuant to which executed documents and funds shall be deposited.

(i) Funding. Buyer shall have completed a registered or qualified (Regulation A) public offering or a private placement or bank financing and shall have received equity and/or debt funding, from the public offering or otherwise, in the amount of at least $1,200,000.

9.2 Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment (or waiver by Seller), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein shall be true and correct in all material respects (provided that any of such representations and warranties that are qualified as to materiality shall be true, correct and complete in all respects) as of the Closing Date.

(b) Performance of Buyer’s Obligations. Buyer shall have delivered all documents and agreements described in Section 4.3 and shall have otherwise performed in all material respects all obligations required under this Agreement to be performed by Buyer on or prior to the Closing Date.

(c) Pending Proceedings. No statute, rule or regulation shall have been enacted, promulgated or be pending which prohibits the consummation of the transactions contemplated by this Agreement, and no injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or pending.

(d) Bank Escrow Agreement. Seller and Heartland Bank and Trust shall have entered into the Escrow Agreement pursuant to which Seller shall have the right to receive a full release of liens against the Company and Officers upon agreed payment not the exceed $900,000..

(e) Funding. Buyer shall have completed a registered or qualified (Regulation A) public offering or a private placement or bank financing and shall have received equity and/or debt funding, from the public offering or otherwise, in the amount of at least $1,200,000.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer and Seller;

(b) by either of Buyer or Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least seven (7) day’s written notice is given;

(c) by Buyer if any of the conditions set forth in Sections 7 and 9.1 shall not have been satisfied before the 60th day following the Effective Date (the “Outside Date”), or such later date as Buyer and Seller shall mutually agree in writing; or

(d) by Seller if any of the conditions set forth in Section 9.2 shall not have been satisfied before the Outside Date, or such later date as Buyer and Seller shall mutually agree in writing.

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ARTICLE XI
GENERAL PROVISIONS

11.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the other Acquisition Documents and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or by electronic mail (upon confirmation of receipt) to the respective parties hereto at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2:

If to Seller:	Jet X Aerospace LLC
400 N. York Road
Bensenville, IL 60106

With copy to:	Law Offices of Joel Rabb & Associates, Ltd
221 N. LaSalle St. Suite 1320
Chicago, Illinois 60601
Attention: Joel Rabb

If to Buyer:	ASI Aviation, Inc.
11921 Freedom Drive, Suite 550
Reston, VA 20190

With copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, DC 20036
Attention: Louis A. Bevilacqua, Esq.
Email: lou@bevilacquapllc.com

11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.4 Entire Agreement. This Agreement and the other Acquisition Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between or among the Parties with respect to the subject matter hereof and thereof.

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11.5 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Buyer and Seller (which consent may be granted or withheld in the sole discretion of Buyer or Seller) and any such assignment or attempted assignment without such consent shall be void; provided, however, that Buyer may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of Seller. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Buyer and Seller, or (b) by a waiver in accordance with Section 11.7.

11.7 Waiver. Either of Buyer, on the one hand, and Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Buyer and Seller. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.8 No Third Party Beneficiaries. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.9 Specific Performance. The Parties acknowledge and agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury may be caused for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other right or remedy to which each Party may be entitled, at law or in equity, each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia.

11.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACQUISITION DOCUMENTS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ACQUISITION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

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11.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 Attorney Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party rising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom. The term “prevailing party” means that party whose position is substantially upheld in a final judgment rendered in any litigation, or, if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body.

11.14 Counterparts, Delivery by PDF. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of PDF email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of PDF email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of PDF email as a defense to the formation of a contract and each such Party forever waives any such defense.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SELLER:		BUYER:

JET X AEROSPACE, LLC		ASI AVIATION, INC.

By:	/s/ Jayson Carver	By:	/s/ James P Flynn
Printed Name: Jayson Carver		Printed Name: James P Flynn
Title: Manager		Title: President

SELLER MEMBERS:

By:	/s/ David S. Carver
Printed Name: David S. Carver

By:	/s/ Demetri Xydas
Printed Name: Demetri Xydas

By:	/s/ Jayson Carver
Printed Name: Jayson Carver